AMENDMENT NUMBER SIX AND WAIVER, dated as of November 30, 2001 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of November 27, 1998, as previously amended, modified and supplemented and as last amended by Amendment No. 5 (“Amendment No. 5”), dated as of June 30, 2001 (the “Credit Agreement”), among SUPERIOR TELECOMMUNICATIONS INC. (formerly known as Superior/Essex Corp.), a Delaware corporation (the “Company”), ESSEX GROUP INC., a Michigan corporation (“Essex” and, together with the Company, the “Borrowers”), each of the Guarantors party thereto (the “Guarantors”) (which Guarantors shall include Superior TeleCom Inc., a Delaware corporation (the “Parent”)), the lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), BANKERS TRUST COMPANY, as Administrative Agent, MERRILL LYNCH & CO., as Documentation Agent, and FLEET NATIONAL BANK, as Syndication Agent (the “Agents”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, the Borrowers have agreed to become subject to certain additional covenants and other provisions, as contained herein; and

WHEREAS, in connection with the foregoing, the Borrowers have requested that the Agents and the Lenders amend and waive certain Sections of the Credit Agreement and certain related definitions of the Credit Agreement; and

WHEREAS, the Agents and the Lenders have considered and agreed to the Borrowers’ requests, upon the terms and conditions set forth in this Amendment; and

WHEREAS, the consent of the Required Lenders of each Tranche is necessary to effect this Amendment;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE - AMENDMENT

The Credit Agreement is amended as hereinafter provided in this Amendment, and the other terms hereof shall be, effective as of November 30, 2001 (the “Amendment No. 6 Effective Date”).

1.1.          Amendments to Section 1 (Amount and Terms of Credit) of the Credit Agreement.

(a)   Section 1.08(b) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(b) The unpaid principal amount of each Euro Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Euro Rate Loan and (ii) the conversion of such Euro Rate Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall at all times be the Applicable Euro Rate Margin in excess of the relevant Euro Rate; provided that no Euro Rate Loan converted after the Amendment No. 6 Effective Date shall bear interest at an interest rate lower than the one-month Euro Rate plus the Applicable Euro Rate Margin on the Amendment No. 6 Effective Date.”

(b)   Section 1.08(c) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(c) On or after and during the continuance of any Event of Default, principal and, to the extent permitted by law, interest in respect of each Loan shall bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time. Interest which accrues under this Section 1.08(c) shall be payable on demand.”

1.2.  Amendments to Section 4 (Payments) of the Credit Agreement.

(a)   Section 4.02(b) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(b)  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrowers shall be required to repay that principal amount of Tranche A Term Loans, to the extent then outstanding, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a “Tranche A Term Loan Scheduled Repayment,” and each such date, a “Tranche A Term Loan Scheduled Repayment Date”):

Tranche A Term Loan Scheduled Repayment Date	Amount
Quarterly Payment Date in December 2001	$8,553,394.43

Quarterly Payment Date in March 2002	8,553,394.43
Quarterly Payment Date in June 2002	8,553,394.43
Quarterly Payment Date in September 2002	8,553,394.43
Quarterly Payment Date in December 2002	11,250,571.24

Quarterly Payment Date in March 2003	11,250,571.24
Quarterly Payment Date in June 2003	11,250,571.24
Quarterly Payment Date in September 2003	11,250,571.24
Quarterly Payment Date in December 2003	48,384,770.40
May 27, 2004	190,622,685.16

All Tranche A Term Loans will be repaid on the Tranche A Term Loan Maturity Date.”

(b)   Section 4.02(c) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02,

on each date set forth below, the Borrowers shall be required to repay that principal amount of Tranche B Term Loans, to the extent then outstanding, set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a “Tranche B Term Loan Scheduled Repayment,” and each such date, a “Tranche B Term Loan Scheduled Repayment Date”):

Tranche B Term Loan Scheduled Repayment Date	Amount
Quarterly Payment Date in December 2001	$10,867,501.19

Quarterly Payment Date in March 2002	10,867,501.19
Quarterly Payment Date in June 2002	10,867,501.19
Quarterly Payment Date in September 2002	10,867,501.19
Quarterly Payment Date in December 2002	14,294,394.73

Quarterly Payment Date in March 2003	14,294,394.73
Quarterly Payment Date in June 2003	14,294,394.73
Quarterly Payment Date in September 2003	14,294,394.73
Quarterly Payment Date in December 2003	61,475,190.25

Quarterly Payment Date in March 2004	36,502,264.99
Quarterly Payment Date in June 2004	34,282,178.89
Quarterly Payment Date in September 2004	34,282,178.89
Quarterly Payment Date in December 2004	34,282,178.89

Quarterly Payment Date in March 2005	34,282,178.89
Quarterly Payment Date in June 2005	34,282,178.89
November 27, 2005	34,282,178.89

All Tranche B Term Loans will be repaid on the Tranche B Term Loan Maturity Date.”

(c)   Section 4.02(d) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Amendment No. 6 Effective Date on which either of the Borrowers or any of their respective Subsidiaries receives Net Cash Proceeds from an Asset Sale or Sales (other than a sale of Margin Stock prior to consummation of the Merger), an amount equal to 100% of such Net Cash Proceeds shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(i) and (j); provided, however, that the Net Cash Proceeds from the DNE Asset Sale may be used to (x) make the interest payment due under the Floating Rate Facility on February 28, 2002 to the extent provided for in clause (a) of the second flush paragraph after the last clause of Section 8.04 and (y) pay the First Amendment Fee as provided by Section 6(a) of Amendment No. 6. and Waiver, dated as of November 30, 2001, to the Credit Agreement.”

(d)   Section 4.02(i) shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“(i)  Each amount required to be applied to Loans pursuant to this Section 4 shall (A) prior to the Major Asset Sale, be applied first pro rata to each Tranche of Term Loans (with each Tranche of Term Loans to be allocated that percentage of the amount to be applied as is equal to a fraction (expressed as a percentage) the numerator of which is the then outstanding principal amount of such Tranche of Term Loans and the denominator of which is equal to the then outstanding principal amount of all Term Loans) and (B) upon and after the Major Asset Sale, (x) the first $175.0 million of Net Cash Proceeds shall be applied (1) first, to repay Excess Revolving Loans and (2) second, pro rata to each Tranche of Term Loans (with each Tranche of Term Loans to be allocated that percentage of the amount to be applied as is equal to a fraction (expressed as a percentage) the numerator of which is the then outstanding principal amount of such Tranche of Term Loans and the denominator of which is equal to the then outstanding principal amount of all Term Loans) and (y) any additional Net Cash Proceeds shall be applied pro rata to each Tranche of Loans, including Revolving Loans (with each Tranche of Term Loans to be allocated that percentage of the amount to be applied as is equal to a fraction (expressed as a percentage) the numerator of which is the then outstanding principal amount of such Tranche of Term Loans and the denominator of which is equal to the then outstanding principal amount of all Term Loans).  Any amount required to be applied to any Tranche of Term Loans pursuant to this

Section 4 shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche pro rata based upon the then remaining principal amount of each Scheduled Repayment, in each case reducing the Loans incurred by each of the Company and Essex pro rata, and, if no Term Loans remain outstanding, all such amounts shall be applied to repay outstanding borrowings under the Revolving Loans.  In the event that any amount is required to be applied, and is so applied, to repay Revolving Loans pursuant to clause (B) of this Section 4.02(i), the Total Revolving Loan Commitment shall, concurrently with such repayments, be reduced by 85% of the amount of such repayment with each Lender’s Revolving Loan Commitment being reduced pro rata based on the aggregate amount of such reduction in the Total Revolving Loan Commitment; provided, that the Total Revolving Loan Commitment shall at no point be reduced as a result of this sentence to an amount less than $50.0 million.”

(e)   The following two new Sections 4.02(l) and (m) shall be added to immediately follow Section 4.02(k) consisting of the following:

“(l)  Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, in the event the Net Cash Proceeds of the DNE Asset Sale exceed $25 million, up to $7 million of such excess may be applied to the Tranche A and Tranche B Term Loan Scheduled Repayments due in March 2002 (pro rata).

(m)  In the event that the Borrowers have cash (together with Cash Equivalents) on hand in excess of $25.0 million in the aggregate (provided that in calculating such amount, deposited funds which are not immediately available shall be excluded), such excess cash on hand shall be used to repay Revolving Loans  (but not to permanently reduce the Total Revolving Loan Commitment)”

1.3.  Amendments to Section 7 (Affirmative Covenants) of the Credit Agreement.

(a)   Section 7.15, added to the Credit Agreement pursuant to Amendment No. 5, shall be deleted in its entirety and replaced with the following:

“[Intentionally omitted].”

(b)   The following new section shall be added to Section 7 to immediately follow Section 7.16 (which was previously added pursuant to Amendment No. 5) consisting of the following:

“Section 7.17.  Additional Collateral Required Pursuant to Amendment No. 6.  The Borrowers and the Parent hereby agree and covenant that the Borrowers and the Parent will, and will cause each of their respective Subsidiaries to, as soon as practicable but not later than December 15, 2001 (unless extended by the Steering Committee of the Lenders in its sole discretion):

(a)               duly execute and deliver to the Collateral Agent, Mortgages and related guarantees (to the extent not previously delivered to the Collateral Agent) encumbering substantially all Real Property owned or leased by the Borrowers (which Real Property is listed in Annex A hereto), the Parent or their respective Subsidiaries (except for (i) such Real Property as to which the Steering Committee of the Lenders shall determine that the costs of obtaining such Mortgage are excessive in relation to the value of the security to be afforded thereby and (ii) any leased Real Property in the event the provisions of the applicable Lease shall prohibit the grant of a mortgage Lien on such leased Real Property and the Parent, Borrower or Subsidiary that is the tenant of such leased Real Property shall be unable to obtain the applicable landlord’s consent (after having used commercially reasonable efforts to obtain such consent; provided that in such event, such tenant shall cause such leased Real Property to be assigned to a special purpose Subsidiary (it being understood that in the event the provisions of the applicable Lease shall prohibit such assignment, such tenant shall use commercially reasonable efforts to obtain the applicable landlord’s consent and, to the extent such consent shall not be obtained after such tenant shall have used such efforts, such tenant shall not be obligated so to assign such leased Real Property)), the capital stock or other equity interest of which shall be pledged to the Collateral Agent pursuant to an amendment to the Second Amended and Restated Pledge Agreement in form and substance reasonably acceptable to the Collateral Agent), and each such Mortgage shall be duly executed by the Parent, Borrower or Subsidiary that is the owner or holder of an interest in the Real Property encumbered thereby and shall be in form for recording in the recording office of each jurisdiction where the applicable Real Property is situated, and shall be accompanied by such fixture filings, certificates, affidavits, questionnaires, instruments, returns or other documents as shall be required in connection with filing or recordation thereof and to grant a perfected mortgage lien on such Real Property;

(b)              with respect to each Real Property subject to a Mortgage described in clause (a) of this Section 7.17, deliver to the Collateral Agent (i) such consents, approvals, estoppels, tenant subordination agreements or other instruments as shall be necessary or reasonably requested by the Collateral Agent to grant the Lien contemplated by the applicable Mortgage; (ii) a title search provided by the Title Company (or foreign equivalent thereof) containing no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(iii) policies or certificates of insurance as required by the Mortgage relating to such Real Property, which policies or certificates shall comply with the insurance requirements contained in such Mortgage; (iv) evidence acceptable to the Collateral Agent of payment by the Borrowers of all search and examination charges, mortgage recording taxes and fees, charges, costs and expenses required for the recording of such Mortgage; and (v) a duly executed officer’s certificate or other evidence satisfactory to the Collateral Agent of the type described in Section 5.10(x) of the Credit Agreement;

(c)               deliver to the Collateral Agent UCC, judgment and tax lien searches (or foreign equivalents thereof) confirming that  the Collateral subject to the Security Documents is subject to no Liens other than Liens permitted by the applicable Security Documents;

(d)              deliver to the Collateral Agent the legal opinion of local and foreign counsel in each jurisdiction as may be required by the Collateral Agent, in each case in form and substance reasonably acceptable to the Collateral Agent;

(e)               with respect to each leased Real Property at which Collateral is located, use its best commercially reasonable efforts to obtain and deliver to the Collateral Agent a landlord lien waiver and access agreement substantially in the form of Exhibit 3 to the Second Amended and Restated Security Agreement, with such changes as shall be reasonably acceptable to the Collateral Agent; and

(f)                 deliver to the Collateral Agent evidence that all other actions necessary or in the reasonable opinion of the Collateral Agent,

desirable to create, perfect and confirm the security interests purported to be created by the Security Documents have been taken.

The costs and expenses of all actions taken by the parties in connection with the pledge of the Collateral contemplated in this Section 7.17 (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel, local and foreign counsel) shall be paid by the Loan Parties promptly following demand therefor.”

1.4.  Amendments to Section 8 (Negative Covenants) of the Credit Agreement.

(a)   The flush left paragraph after the last paragraph of Section 8.04 which was added pursuant to Amendment No. 5 shall be deleted in its entirety and replaced with the following text:

“Upon the Amendment No. 6 Effective Date, the Blocking Notice delivered by the Administrative Agent on behalf of the Lenders shall be deemed to be revoked and the November 30, 2001 scheduled interest payment in an amount not to exceed $4,376,388.89 may be paid in cash.

Notwithstanding the foregoing, the Borrowers shall not, and the Borrowers shall cause their Subsidiaries not to, directly or indirectly, make any interest payments with respect to interest accrued on or after December 1, 2001 through and including November 30, 2002, due under the Floating Rate Facility, except that, so long as no Default or Event of Default has occurred and is continuing:

(a)       the cash interest payment due under the Floating Rate Facility on February 28, 2002 may be paid on the later of (i) February 28, 2002 (in the event that the DNE Asset Sale is consummated prior to such date) or (ii) the date of the consummation of the DNE Asset Sale.  Such interest payment may be paid only out of the Net

Cash Proceeds from the DNE Asset Sale (to the extent not used for any other purpose);

(b)       the cash interest payment due under the Floating Rate Facility on May 31, 2002 may be paid in the event that the Borrowers both:  deliver, on or before May 15, 2002, to the Administrative Agent (on behalf of the Lenders) and Policano & Manzo (i) the Major Asset Sale Letter of Intent (provided that the Major Asset Sale Letter of Intent is then in effect) and (ii) a Projected Liquidity Certificate which shows Liquidity of at least $40.0 million on such date and after giving effect to such cash interest payment;

(c)       the cash interest payment due under the Floating Rate Facility on August 30, 2002 may be paid in the event that the Borrowers both:  deliver, on or before August 15, 2002, to the Administrative Agent (on behalf of the Lenders) and Policano & Manzo (i) the Definitive Transaction Agreement (provided that the Definitive Transaction Agreement is then in effect) and (ii) a Projected Liquidity Certificate which shows Liquidity of at least $40.0 million on such date and after giving effect to such cash interest payment; and

(d)       the cash interest payment due under the Floating Rate Facility on November 30, 2002 may be paid in the event that the Borrowers both:  (i) consummate the Major Asset Sale, on or before November 15, 2002, and (ii) deliver, on or before November 15, 2002, to Policano & Manzo and the Administrative Agent (on behalf of the Lenders) a Projected Liquidity Certificate which shows Liquidity of at least $40.0 million on such date and after giving effect to such cash interest payment;

provided, however that no payment provided for in clauses (b) through (d) above may be made (I) prior to five Business Days after the delivery of the applicable Projected Liquidity Certificate or (II) in the event that either the Administrative Agent or Policano & Manzo objects to the calculation of Liquidity in such Projected Liquidity Certificate or that the Projected Liquidity Certificate does not otherwise comply with the requirements of Amendment No. 6 and Waiver, dated as of November 30, 2001, to the Credit Agreement.

Notwithstanding anything to the contrary herein, if the Borrowers have not satisfied any of the conditions to the making of any interest payment on the Floating Rate Facility on or before the date such condition was required to have been satisfied, then, so long as no Default or Event of Default has occurred and is continuing, such interest payment may be made in cash at a later date if all conditions to the making of such interest payment are satisfied on such later date, provided, however, that (I) evidence of such satisfaction shall be delivered to the Steering Committee and Policano & Manzo, and (II) no such payment may be made (a) prior to five Business Days after the delivery of such evidence or (b) in the event that either the Steering Committee or Policano & Manzo objects to the calculation of Liquidity as set forth in such evidence or that the Projected Liquidity Certificate included in such evidence does not otherwise comply with the requirements of Amendment No. 6 and Waiver, dated as of November 30, 2001, to the Credit Agreement.

Notwithstanding the foregoing provisions of this Section 8.04, up to two scheduled cash interest payments under the Floating Rate Facility may be made in cash, but only to the extent of the Net Cash Proceeds from (x) the issuance of common or preferred stock of the Parent (to the extent contributed to either Borrower), (y) junior subordinated debt of the Borrowers, in each case, on terms and conditions acceptable to the Steering Committee and Policano & Manzo, or (z) the credit support provided by Alpine contained in, and on the terms provided in, the amendment to the Floating Rate Facility described below and the payment described in this subclause (z) shall not be subject to the subordination provisions of the Floating Rate Facility.  The Borrowers will not, directly or indirectly, amend or modify, or fail to enforce any of their rights and remedies, including the right to make payment in kind and to enforce the subordination provisions thereof, with respect to any of the documentation governing the credit support described in Section 1.4 (of Amendment No. 6 dated as of November 30, 2001) provided by Alpine, or make any cash payments (whether for principal, interest, reimbursement of expenses, indemnity or otherwise).

Further, notwithstanding anything to the contrary herein, the Borrowers will be permitted to make cash interest payments in respect of the Floating Rate Facility on May 31, 2002 and August 30, 2002 if, prior to the making thereof, (i) a Projected Liquidity Certificate for the last day of the calendar quarter in which any such payment is to be made (or if such date is the last date of a calendar quarter, the next calendar quarter) showing Liquidity of not less than $60 million on such date, after giving effect to such cash interest payment, shall have been provided to the Lenders and Policano & Manzo and (ii) so long as no Default or Event of Default has occurred and is continuing, the Borrowers are in compliance with the covenants contained in Sections 7 and 8 hereof and the Floating Rate Facility; provided, however, that no such payment may be made (I) prior to five Business Days after the delivery of either such certificate or (II) in the event that either the Administrative Agent or Policano & Manzo objects to the calculation of Liquidity in such certificate or that the Projected Liquidity Certificate does not otherwise comply with the requirements of Amendment No. 6 and Waiver, dated as of November 30, 2001, to the Credit Agreement.

Other than the amendment to the Floating Rate Facility described in Section 5(b) of Amendment No. 6 and Waiver, dated as of November 30, 2001, to the Credit Agreement, the Borrowers shall not, directly or indirectly, amend, modify or waive any provision of the Floating Rate Facility (including to increase the rate of interest or make (or permit any Affiliate to make) any payment with respect to loans, interest or other amounts thereunder).

Notwithstanding the above, in no event may an aggregate cash interest payment on any date be greater than the amount of cash interest that would have been payable on such date, if the aggregate principal amount of the Floating Rate Facility did not exceed $200 million.”

(b)   Section 8.08(a) shall be amended by replacing “50.0” opposite the date “12/31/2002” in the table in such Section with “N/A” and adding the following text at the end of such subsection

“Capital Expenditures for the period ending December 31, 2002 shall be re-tested on January 3, 2003 such that Capital Expenditures may not exceed $50.0 for such period unless (x) the Major Asset Sale has been consummated prior to January 3, 2003 and (y) the Required Lenders have agreed to an alternate level of Capital Expenditures for such period ending.”

(c)   Section 8.09 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“8.09.  Minimum Consolidated EBITDA.  The Company will not permit Consolidated EBITDA during any Test Period set forth below to be less than the amount (in millions of dollars) set forth below with respect to such Test Period:

Test Period Ending:	Consolidated EBITDA
12/31/2001	N/A
03/31/2002	N/A
06/30/2002	N/A
09/30/2002	N/A
12/31/2002	N/A
03/31/2003	365.0
06/30/2003	370.0
09/30/2003	375.0
12/31/2003 and the last day of each Fiscal Quarter thereafter	380.0

Consolidated EBITDA for the Test Period ending December 31, 2002 shall be re-tested on January 3, 2003 such that Consolidated EBITDA may not be less than $360.0 for such Test Period unless (x) the Major Asset Sale has been consummated prior to January 3, 2003 and (y) the Required Lenders have agreed to an alternate level of Consolidated EBITDA for such Test Period.”

(d)   Section 8.10 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“8.10.  Interest Coverage Ratio and Fixed Charge Coverage Ratio.  The Company will not permit either (x) the Interest Coverage Ratio or (y) the ratio of Consolidated EBITDA to the sum of (x) Consolidated Interest Expense and (y) Capital Expenditures (such ratio, the “Fixed Charge Coverage Ratio”) for any Test Period set forth below to be equal to or less than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Fixed Charge Coverage Ratio		Interest Coverage Ratio
12/31/2001	0.77	x	1.03	x
03/31/2002	1.57	x	2.14	x
06/30/2002	N/A		N/A
09/30/2002	N/A		N/A
12/31/2002	N/A		N/A
03/31/2003	N/A		3.25	x
06/30/2003	N/A		3.25	x
09/30/2003	N/A		3.50	x
12/31/2003 and the last day of each Fiscal Quarter thereafter	N/A		3.50	x

The Interest Coverage Ratio for the Test Period ending December 31, 2002 shall be re-tested on January 3, 2003 such that the Interest Coverage Ratio may not be equal to or less than 3.00x for such Test Period, unless (x) the Major Asset Sale has been consummated prior to January 3, 2003 and (y)

the Required Lenders have agreed to an alternate level for the Interest Coverage Ratio for such Test Period.”

(e)   Section 8.11 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

“8.11.  Leverage Ratio.  The Company will not permit the Pro Forma Leverage Ratio at any time during the Test Period set forth below to be equal to or more than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Leverage Ratio
12/31/2001	N/A
03/31/2002	N/A
06/30/2002	N/A
09/30/2002	N/A
12/31/2002	N/A
03/31/2003	3.00	x
06/30/2003	3.00	x
09/30/2003	2.75	x
12/31/2003 and the last day of each Fiscal Quarter thereafter	2.75	x

The Leverage Ratio for the Test Period ending December 31, 2002 will be re-tested on January 3, 2003 such that the Leverage Ratio may not be equal to or more than 3.25x for such Test Period unless (x) the Major Asset Sale has been consummated prior to January 3, 2003 and (y) the Required Lenders have agreed to an alternate level for the Leverage Ratio for such Test Period.”

(f)  A new Section 8.11A shall be added to Section 8 to immediately follow Section 8.11 consisting of the following:

“Section 8.11A.  Monthly Covenants.  (a)  The Company will not permit or suffer the performance test indicated below to be less than the amount indicated

below with respect to the first month of the fiscal quarter indicated below as if such month were a Test Period:

	First Month Test
	Q2 ‘02		Q3 ‘02		Q4 ‘02
Interest Coverage Ratio	2.25	x	1.77	x	1.99	x
Fixed Charge Coverage Ratio	1.67	x	1.31	x	1.47	x

(b)  The Company will not permit or suffer the performance test indicated below to be less than either (x) the amount indicated below with respect to the second month of the fiscal quarter indicated below or (y) the amount indicated below with respect to the first two months of such quarter as if such month or period, as the case may be, were a Test Period (it being understood that the Borrowers need meet only one of such tests for each Test Period):

	Second Month Test
Fiscal Quarter:	Q2 ‘02		Q3 ‘02		Q4 ‘02
Interest Coverage Ratio	2.31	x	2.16	x	1.82	x
Fixed Charge Coverage Ratio	1.73	x	1.60	x	1.34	x

	First Two Month Test
Fiscal Quarter:	Q2 ‘02		Q3 ‘02		Q4 ‘02
Interest Coverage Ratio	2.46	x	2.03	x	2.03	x
Fixed Charge Coverage Ratio	1.83	x	1.50	x	1.50	x

(c)  The Company will not permit or suffer the performance test indicated below to be less than either (x) the amount indicated below with respect to the third month of the fiscal quarter indicated or (y) the amount indicated below with respect to the entire fiscal quarter as if such month or period, as the case may be, were a Test Period (it being understood that the Borrowers need meet only one of such tests for each Test Period):

	Third Month Test
Fiscal Quarter:	Q2 ‘02		Q3 ‘02		Q4 ‘02
Interest Coverage Ratio	2.39	x	2.63	x	1.29x
Fixed Charge Coverage Ratio	1.80	x	1.96	x	0.97x

	Entire Fiscal Quarter Test
Fiscal Quarter:	Q2 ‘02		Q3 ‘02		Q4 ‘02
Interest Coverage Ratio	2.47	x	2.25	x	1.80x
Fixed Charge Coverage Ratio	1.85	x	1.67	x	1.33x

(d)  The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures during the three month period ending on the date set forth below in excess of the amount set forth below with respect to such date:

Period Ending	Amount
($ in millions)
12/31/01	6.5
3/31/02	6.5
4/30/02	6.5
5/31/02	6.5
6/30/02	6.5
7/31/02	6.7
8/31/02	6.9
9/30/02	7.0
10/31/02	7.0
11/30/02	7.0
12/31/02	7.0

The monthly reports required to be delivered pursuant to Section 7.01(a) of this Credit Agreement shall include an Officer’s Certificate certifying compliance with the monthly covenants contained in this Section 8.11A.

In calculating Consolidated EBITDA, for the purposes of the covenants contained in Section 8.10 and this Section 8.11A, the non-recurring charges set forth on Schedule III hereto shall be excluded.  Further, calculation of Consolidated EBITDA for the Test Period ending December 31, 2001 shall exclude fees of Policano and Manzo and legal fees and disbursements incurred by the Company in connection with the preparation, execution and delivery of Amendment No. 6.  In addition, with respect to the Fixed Charge Coverage Ratio tests set forth in this Section 8.11A, Capital Expenditures shall equal the average monthly spending for the month ending in the Test Period and the prior two months.”

1.5.  Amendments to Section 9 (Events of Default) of the Credit Agreement.

(a)   A new Section 9.13 shall be added to Section 9 to immediately follow Section 9.12 consisting of the following:

“Section 9.13.  Extension of the Term of Receivables Financing Agreement.  An agreement extending the term of, or refinancing or replacing, the Receivables Financing Agreement (in any case, on terms and conditions acceptable to the Administrative Agent) to January 1, 2003 has not been delivered to the Administrative Agent on behalf of the Lenders on or before June 10, 2002 for any reason.”

1.6.  Amendments to Section 10 (Definitions) of the Credit Agreement.

(a)   The following definitions in Section 10 of the Credit Agreement shall be amended by deleting the current version of such definitions and replacing each with the following version in appropriate alphabetical order:

“‘Applicable Base Rate Margin’ shall mean (i) in the case of each of the Revolving Loans and Tranche A Term Loans, a percentage per annum equal to 3.00%, effective as of the Amendment No. 6 Effective Date and (ii) in the case of Tranche B Term Loans, a percentage per annum equal to 3.50%, effective as of the Amendment No. 6 Effective Date; provided, however, that the percentages per annum provided in clauses (i) and (ii) above shall be adjusted based on the adjustments to the Applicable Base Rate Margin described in Schedule I hereto.

All of the percentages set forth above shall be adjusted by the applicable Interest Reduction Discount.

‘Applicable Euro Rate Margin’ shall mean (i) in the case of each of the Revolving Loans and Tranche A Term Loans, a percentage per annum equal to 4.00%, effective as of the Amendment No. 6 Effective Date and (ii) in the case of Tranche B Term Loans, a percentage per annum equal to 4.50%, effective as of the Amendment No. 6 Effective Date; provided, however, that the percentages per annum provided in clauses (i) and (ii) above shall be adjusted based on the adjustments to the Applicable Euro Rate Margin described in Schedule II hereto.

All of the percentages set forth above shall be adjusted by the applicable Interest Reduction Discount.

‘Definitive Transaction Agreement’ shall mean a fully executed agreement of purchase and sale providing for the Major Asset Sale (on an after-tax basis) between the Borrowers and a third party having no substantive conditions to the parties obligations to close (other than the conditions that (1) no material adverse change in the business of the Borrowers shall have occurred and (2) all regulatory approvals required in order to consummate the transaction shall have been received) and having such other terms and conditions as are acceptable to the Steering Committee.

(b)  The definition of “Consolidated Interest Expense” in Section 10 of the Credit Agreement shall be amended by adding the following text after the last sentence of such definition:

“With respect to the Test Periods ending on or prior to December 31, 2002 (where covenant compliance is being determined as of December 31, 2002 or earlier), Consolidated Interest Expense shall not include (x) interest on the Floating Rate Facility or (y) interest accrued by the Parent on the Trust Preferred Securities (it being understood that such amounts shall be included with respect to the Test Period ending on December 31, 2002 if compliance is being re-tested on January 3, 2003 for such Test Period).”

(c)  The definition of “Indebtedness” in the Credit Agreement shall be amended by adding the following sentence as the last sentence of such definition:

“For the avoidance of doubt, for purposes of Section 9.04 of the Credit Agreement, Indebtedness shall include the Lease Agreement between the Borrowers and their affiliates and ALP (TX) QRS 11-28, Inc.”

(d)   All references in the definition of ‘Interest Reduction Discount’ and in the flush left paragraph after the last paragraph of Section 8.07 to the defined term ‘June 2002 Repayment Event’ shall be replaced by the defined term ‘Major Asset Sale.’

(e)   The following new definitions shall be added to Section 10 in appropriate alphabetical order consisting of the following:

“‘Amendment No. 6 Effective Date’ shall mean November 30, 2001.

‘DNE Asset Sale’ shall mean an Asset Sale relating to the Capital Stock or assets of DNE Systems (on terms and conditions consistent with this Credit Agreement and otherwise acceptable to the Administrative Agent, except that no consent of the Lenders shall be required other than the consent of the Steering Committee).

‘Excess Revolving Loans’ shall mean the dollar amount (if any) of Total Revolving Outstandings in excess of $167,527,100.

‘Liquidity’ shall mean the sum of (i) cash on hand plus (ii) Total Unutilized Revolving Loan Commitments (assuming the aggregate Commitments thereunder are $225.0 million (less any actual Revolving Loan Commitment reduction effected after the Amendment No. 6 Effective Date)).

‘Major Asset Sale’ shall mean an Asset Sale or Asset Sales which would include dispositions attributable to any internal liquidation of assets or lines of business by the Borrowers (each on terms and conditions consistent with this Credit Agreement and otherwise acceptable to the Administrative Agent) generating Net Cash Proceeds of at least $175.0 million (on an after-tax basis).

‘Major Asset Sale Letter of Intent’ shall mean a fully executed letter of intent or substantially similar documentation with a third party (having a demonstrated ability to consummate timely such transaction) providing for the Major Asset Sale having only customary terms, conditions and contingencies as are acceptable to the Steering Committee.

‘Projected Liquidity Certificate’ shall mean an Officer’s Certificate delivered and dated prior to (but in no event more than five Business Days prior to) an applicable interest payment date under the Floating Rate Facility provided by the Company and delivered to the Administrative Agent (on behalf of the Lenders) and Policano & Manzo (which certificate shall be substantially in the form attached hereto as Exhibit A and satisfactory in substance to Policano & Manzo) certifying as to the Company’s projections for the specific date through which Liquidity is being calculated (which shall be annexed to such certificate) and as to the Borrowers’ Liquidity (after giving effect to the applicable Floating Rate Facility interest payment).

‘Steering Committee of the Lenders’ shall mean that group of Lenders appointed by the Administrative Agent from time to time to constitute a steering committee of the Lenders.”

(f)    The following definitions in Section 10 of the Credit Agreement shall be deleted in their entireties:

(i)    the definition of “June 2002 Repayment Event”; and

(ii)   the definition of “June 2002 Repayment Event Letter of Intent.”

SECTION TWO - WAIVER

Effective as of the Amendment No. 6 Effective Date, the Lenders hereby waive compliance by the Company with Section 9.12 with respect to delivery of the Subordinated Lender Consent Agreement on or before November 25, 2001.

SECTION THREE - INTEREST PAYMENTS

Notwithstanding any provisions of the Credit Agreement or this Amendment to the contrary, as of the Amendment No. 6 Effective Date:

(a)  Interest under the Credit Agreement shall be payable (i) monthly in arrears and (ii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; and

(b)  No Interest Period on any Euro Rate Loan incurred or converted after the Amendment No. 6 Effective Date will be longer than one month.

(c)  Interest rates applicable to Euro Rate Loans shall be equal to the greater of the (i) one-month Euro Rate plus the Applicable Euro Rate Margin on the Amendment No. 6 Effective Date and (ii) interest rate that would otherwise be applicable to such Loans under Section 1.08.

SECTION FOUR - REVOLVING LOANS

Notwithstanding any provisions of the Credit Agreement or this Amendment to the contrary, as of the Amendment No. 6 Effective Date:

(a) The maximum outstanding amount in respect of Revolving Loans during any period listed below shall not exceed the amount indicated below including Letter of Credit Outstandings at such time:

Period	Maximum Total Revolving Outstandings
(millions)
Amendment No. 6 Effective Date through 05/20/02	$225.0
05/21/02 through 11/19/02	214.0
11/20/02 through 12/31/02	225.0

(b)  A portion of the Total Revolving Loan Commitment aggregating $19,420,895.62 (which is equal to the aggregate of the Tranche A Term Loan Scheduled Repayment and Tranche B Term Loan Scheduled Repayment which are due on the last Quarterly Payment Date of 2001) shall be kept available and be applied only to the making of such Scheduled Repayments.

(c)  Repayment of Excess Revolving Loans shall be paid in full before payment is made on any other Revolving Loans or on any Tranche of Term Loans with respect to the receipt of proceeds upon liquidation of any Collateral in bankruptcy or any distributions from a bankruptcy plan of other insolvency proceeding.

SECTION FIVE - CONDITIONS TO EFFECTIVENESS

(a)   This Amendment shall become effective as of the Amendment No. 6 Effective Date when, and only when, the Administrative Agent shall have received:

(i)    counterparts of this Amendment executed by each Borrower and the Required Lenders of each Tranche, and as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment;

(ii)   payment in full of all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel, Weil, Gotshal & Manges LLP and local counsel) pursuant to the Credit Agreement (which costs and expenses shall be paid by wire transfer of immediately available funds and distributed by the Administrative Agent to the parties entitled thereto);

(iii)  the term of the Receivables Financing Agreement shall have been extended through June 30, 2002;

(iv)  a second amended and restated security agreement substantially in the form of Exhibit B attached hereto (the “Second Amended and Restated Security Agreement”) duly authorized, executed and delivered by the Borrowers, the Parent and each of their respective Subsidiaries, pursuant to which the Collateral Agent shall have been granted a first priority Lien on and security interest (with such exceptions as shall be expressly permitted by the Second Amended and Restated Security Agreement) in the Pledged Collateral (as defined in the Second Amended and Restated Security Agreement; such Pledged Collateral, the “Security Agreement Collateral”), which Security Agreement Collateral shall include substantially all of the tangible and intangible personal property and assets of the Borrowers, the Parent and each of their respective Subsidiaries except for such personal property or assets as to which the Steering Committee of the Lenders shall determine in its sole discretion that the costs of obtaining such Lien and security interest are excessive in relation to the value of the security to be afforded thereby;

(v)   a second amended and restated pledge agreement substantially in the form of Exhibit C attached hereto (the “Second Amended and Restated Pledge Agreement”) duly authorized, executed and delivered by the Borrowers, the Parent and each of their respective Subsidiaries, pursuant to which the Collateral Agent shall have been granted a first priority Lien on and security interest in the Pledged Collateral (as defined in the Second Amended and Restated Pledge Agreement; such Pledged Collateral, the “Pledge Agreement Collateral”), which Pledge Agreement Collateral shall include all the shares of capital stock or other equity interests of each Subsidiary of the Borrowers (which Subsidiaries are listed in Annex B hereto) and the Parent except for such capital stock or other equity interests as to which the Steering Committee of the Lenders shall determine in its sole discretion that the costs of obtaining such Lien and security interest are excessive in relation to the value of the security to be afforded thereby;

(vi)   each document (including, without limitation, UCC financing statements) required by the Second Amended and Restated Security Agreement or the Second Amended and Restated Pledge Agreement or under applicable law or reasonably requested by the Collateral Agent to be executed, filed, registered and/or recorded (including, without limitation, all related guarantees, assignments, supplements and other instruments) in order to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties thereunder, a perfected Lien on the Security Agreement Collateral and Pledge Agreement Collateral, prior and superior in right to any other Person (other than (x) such exceptions as the Steering Committee of the Lenders may determine in its sole discretion and (y) Liens expressly permitted by the Second Amended and Restated Security Agreement or the Second Amended and Restated Pledge Agreement, respectively), which documents shall be in proper form for filing, registration or recordation to the extent applicable;

(vii)   the legal opinion of Proskauer Rose LLP, counsel to the Borrowers, the Parent and their respective Subsidiaries in form and substance reasonably acceptable to the Collateral Agent;

(viii)  to the extent not previously delivered to the Collateral Agent (a) the certificates representing the Pledged Securities (as defined in the Second Amended and Restated Pledge Agreement), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (b) each Intercompany Note (as defined in the Second Amended and Restated Pledge Agreement) endorsed in blank (or accompanied by a duly executed transfer form in blank) by the pledgor thereof; and

(ix)   except as otherwise determined by the Steering Committee of the Lenders in its sole discretion, Control Agreements (as defined in the Second Amended and Restated Security Agreement) or the foreign equivalent thereof duly authorized, executed and delivered by the parties thereto, with respect to each Securities Account, Commodity Account,

Deposit Account (each as defined in the Second Amended and Restated Security Agreement) and each other account maintained by any pledgor.

(b)  The effectiveness of this Amendment is further conditioned upon the execution of and delivery to the Administrative Agent on behalf of the Lenders of an amendment (in form and substance satisfactory to the Administrative Agent and the Steering Committee) to the Floating Rate Facility setting forth the agreement between the Borrowers and each Lender (as that term is defined in the Floating Rate Facility) under the Floating Rate Facility, and any other holders of notes issued under the Floating Rate Facility, with respect to the amendment of the Floating Rate Facility to provide for the terms described in Section 8.04 of this Credit Agreement, which agreement (or any ancillary agreement or undertaking) shall not contain any provision for the payment of compensation to the Lenders (or other holders) for their consent thereunder, other than payment of increased interest in kind or other non-cash compensation, which compensation, if any, is subject to the subordination provisions of the Floating Rate Facility (or otherwise ranking pari passu with all obligations under the Floating Rate Facility).  The effectiveness of this Amendment is further conditioned on such amendment to the Floating Rate Facility providing that:

(i)    the payment of in-kind interest under the Floating Rate Facility shall be permitted; and

(ii)   provide that the Blocking Notice dated November 27, 2001 and delivered pursuant to Section 8.02 of the Floating Rate Facility shall be deemed not to have been delivered and, therefore, shall not prohibit the delivery of another Blocking Notice pursuant to the Floating Rate Facility.

(c)  The effectiveness of this Amendment (other than Sections Five through Seven) is further conditioned upon the accuracy of the representations and warranties set forth in Section Seven hereof.

SECTION SIX - AMENDMENT FEE

(a)   Each Lender that executes and delivers a signature page to this Amendment not later than 12:00 p.m. (New York time) on December 13, 2001 (each, a “Qualifying Lender”) will be entitled to receive an amendment fee (the “First Amendment Fee”) of 0.25% of the total aggregate credit exposure (i.e., Loans plus undrawn Revolving Loan Commitments) of such Lender on the Amendment No. 6 Effective Date and payable upon the earlier of:  (a) 12:00 p.m. (New York time) on June 30, 2002 and (b) the closing date of the DNE Asset Sale.  The First Amendment Fee shall be paid by the Borrowers by wire transfer of immediately available funds to the Administrative Agent and shall be distributed by the Administrative Agent to each of the Qualifying Lenders.

(b)   Each Qualifying Lender will also be entitled to receive an additional amendment fee (the “Second Amendment Fee”) of 0.75% of the total aggregate credit exposure (i.e., Loans plus undrawn Revolving Loan Commitments) of such Lender on the Amendment No. 6 Effective Date and payable upon the earliest to occur of (a) the consummation of the Major Asset Sale, (b) the occurrence of an Event of Default and (c) the termination and repayment in full of all obligations under the Credit Agreement.  The Second Amendment Fee shall be paid by the Borrowers by wire transfer of immediately available funds to the Administrative Agent and shall be distributed by the Administrative Agent to each of the Qualifying Lenders.

SECTION SEVEN - REPRESENTATIONS AND WARRANTIES

The Parent and the Company hereby confirm, reaffirm and restate the representations and warranties made by it in Section 6 of the Credit Agreement and all such representations and warranties are true and correct in all material respects as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except such representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit

Agreement or such changes arise out of events not prohibited by the covenants set forth in Sections 7 and 8 of the Credit Agreement or otherwise permitted by consents or waivers.  The Company hereby further represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agents and each Lender that:

(a)   Each Credit Party has the corporate power and authority to execute, deliver and perform this Amendment and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Amendment;

(b)   No Default or Event of Default has occurred and is continuing;

(c)   No consent of any person other than all of the Lenders and the Agents parties hereto, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration,  filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability against any Credit Party of this Amendment;

(d)   This Amendment has been duly executed and delivered on behalf of each Credit Party by a duly authorized officer or attorney-in-fact of such Credit Party, and constitutes a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, (b) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), and by the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court administrative, regulatory or other governmental decisions that may limit rights to indemnification or contribution or limit or affect any covenants or agreements relating to competition or future employment; and

(e)   The execution, delivery and performance of this Amendment will not violate (i) any provision of law applicable to any Credit Party or (ii) any contractual obligation of any Credit Party, other than such violations that would not reasonably be expected to result in, singly or in the aggregate, a Material Adverse Effect.

SECTION EIGHT - MISCELLANEOUS

(a)   Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, except as otherwise provided herein, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)   This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

(c)   THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

(d)   This Amendment shall not constitute a consent or waiver to or modification of any provision, term or condition of the Credit Agreement, other than such terms, provisions, or conditions that are required to consummate the transactions contemplated by this Amendment.  All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Credit Agreement, as amended hereby, shall remain in full force and effect.